Exhibit 10.4

2013 Cash-Settled RSU Agreement

Performance-Based

Mr. Steffey

CAREER EDUCATION CORPORATION

CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT

This CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated April 8, 2013 (the “Grant Date”) is by and between Career Education Corporation, a Delaware corporation (the “Company”), and Scott Steffey (the “Grantee”).

The Company hereby grants such award to the Grantee. Notwithstanding that the award is not, and shall not be deemed to be, granted under the Company’s 2008 Incentive Compensation Plan, as amended (the “Plan”), the award shall be subject to all of the terms of the Plan as if it had been granted thereunder, provided, however, that the terms of this Agreement shall control with respect to such matters expressly addressed herein, and all capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Plan.

1.        Grant of Restricted Stock Units. Subject to and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Grantee            Restricted Stock Units (the “RSUs”) on the Grant Date, and the Grantee hereby accepts the grant of the RSUs as set forth herein.

2.        Limitations on Transferability. Except in the event of the death of the Grantee, at any time prior to the Settlement Date, the RSUs, or any interest therein, cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed.

3.        Dates of Vesting. Subject to the provisions of Sections 5 and 6 of this Agreement, the RSUs shall cease to be restricted and shall, subject to achievement of the Performance Goal set forth below, become non-forfeitable (thereafter being referred to as “Vested RSUs”) in four equal installments on each of April 8, 2014, March 14, 2015, March 14, 2016 and March 14, 2017 (each, a “Vesting Date”). Notwithstanding the foregoing, except as set forth in Sections 5 and 6 of this Agreement, none of the RSUs shall become Vested RSUs on any Vesting Date unless aggregate Revenue for the four consecutive fiscal quarters, commencing with the Company’s second quarter for fiscal year 2013, equals or exceeds $500 million in the aggregate (the “Performance Goal”). “Revenue” means, with respect to each fiscal quarter of the Company applicable with respect to determination of the Performance Goal, the revenue of the Company as reported on the Company’s Form 10-Q for such quarter (which is prepared in accordance with the generally accepted accounting principles of the U.S.).

Notwithstanding the foregoing, and subject to Sections 5 and 6 below, in the event that (a) the Grantee incurs a Termination of Service prior to any Vesting Date, any RSUs that were unvested at the date of such Termination of Service, or (b) the Performance Goal set forth above is not achieved, then in either case the RSUs shall be immediately forfeited to the Company.

4. Crediting	and Settling RSUs.

(a)      RSU Accounts. The Company shall establish an account on its books for each grantee who receives a grant of RSUs (the “RSU Account”). The RSUs granted hereby shall be credited to the RSU Account as of the Grant Date. The RSU Account shall be maintained for record keeping purposes only and the Company shall not be obligated to segregate or set aside assets representing amounts credited to the RSU Account. The obligation to make distributions of amounts credited to the RSU Account shall be an unfunded, unsecured obligation of the Company.

(b)       Settlement of RSU Accounts. The Company shall settle the RSU Account by delivering to the holder thereof (who may be the Grantee or his Beneficiary, as applicable) an amount in cash equal to the product of (i) the number of Vested RSUs in the RSU Account as of the applicable Settlement Date, multiplied by (ii) the Fair Market Value of a Share on the applicable Vesting Date (subject to applicable tax withholding obligations set forth in Section 24 of this Agreement or otherwise required by any taxing authority). The Settlement Date for all RSUs credited to the RSU Account shall be as soon as administratively practical following each Vesting Date (or the relevant vesting date set forth in Section 5(a) hereof), subject to achievement of the Performance Goal, as applicable, but in no event shall such Settlement Date be later than March 15 of the calendar year following the calendar year in which a Vesting Date (or the relevant vesting date set forth in Section 5(a) hereof) occurs. Notwithstanding the foregoing, in no case will the amount due to the Grantee in respect of an RSU exceed an amount equal to five times (5x) the Fair Market Value of a Share on the Grant Date.

5.        Termination of Service. Subject to Section 6, the provisions of this Section 5 shall apply in the event the Grantee incurs a Termination of Service at any time prior to an applicable Vesting Date set forth in Section 3:

(a)       In the event the Grantee incurs a Termination of Service by the Grantee for Good Reason or by the Company other than for Cause, death or Disability (as such terms are defined in the employment letter agreement between the Grantee and the Company, dated April 1, 2013 (the “Employment Letter Agreement”), then the RSUs shall service-vest in full on the date of Termination of Service, subject to achievement of the Performance Goal, and shall be payable within 30 days following the later of such Termination of Service and the date of achievement of the Performance Goal.

(b)       In the event the Grantee incurs a Termination of Service because of his death or Disability, all RSUs that had not become Vested RSUs prior to the date of the Termination of Service, shall become Vested RSUs as of the date of such Termination of Service, and, as of the applicable Settlement Date, the Grantee (or his Beneficiary, as applicable) shall be entitled to receive an amount determined pursuant to Section 4 hereof.

(c)       If the Grantee incurs a Termination of Service for any reason other than as set forth in 5(a) and 5(b) above, including by reason of Termination of Service for Cause, except as provided in Section 6 of this Agreement, then the RSUs shall be immediately forfeited to the Company and no amount or Shares will become due or owing to the Grantee under this Agreement.

6.        Change in Control. Upon a Change in Control, the Grantee will have such rights with respect to the RSUs as are provided for in the Plan with respect to awards granted under the Plan. In addition, in the event the Grantee incurs a Termination of Service by the Grantee for Good Reason or by the Company other than for Cause, death or Disability, in either case on or within 18 months following a Change in Control, all RSUs that had not become Vested RSUs prior to the date of such Termination of Service shall become Vested RSUs, which for such purpose the Performance Goal shall then be deemed achieved, and, as of the Settlement Date, the Grantee shall be entitled to receive an amount determined pursuant to Section 4 hereof in respect of such Vested RSUs.

7.         Adjustment in RSUs. The Committee may make or provide for such adjustments consistent with the terms of Section 4.2 of the Plan.

8.         Plan Amendment. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Agreement, except as otherwise provided under the Plan with respect to awards granted under the Plan.

9.         No Stockholder Rights. The RSUs represent only the right to receive cash pursuant to the terms hereof and shall not represent an equity security of the Company and shall not carry any voting or dividend rights.

10.         Employment Rights. This Agreement is not a contract of employment, and the terms of employment of the Grantee or other relationship of the Grantee with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The Grantee’s execution or acceptance of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

11.         Disclosure Rights. Except as required by applicable law, the Company (or any of its affiliates) shall not have any duty or obligation to disclose any information to a record or beneficial holder of RSUs or Vested RSUs.

12.         Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware (other than its laws respecting choice of law).

13.         Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay amounts due hereunder unless and until the Company is advised by its counsel that such payment is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of such payment, and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable. The RSUs are intended to comply with the Performance-Based Exception and shall, to the greatest extent reasonably possible, be administered in a manner that complies with the requirements of the Performance-Based Exception. This Agreement shall be interpreted as reserving to the Committee all powers necessary to ensure that amounts payable hereunder satisfy the requirements of the Performance-Based Exception.

14.         Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Grantee and the successors and assigns of the Company.

15.         No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

16.         Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

17.         Construction. Notwithstanding any other provision of this Agreement, including that the RSUs are not granted under the Plan, it is the intent of the parties that the RSUs are granted consistent with the terms of the Plan and shall be deemed in all respects limited by and subject to the express provisions of the Plan as such provisions would apply to awards granted under the Plan. Notwithstanding the terms of the Plan, this Agreement shall control with respect to such matters expressly addressed herein. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering this Agreement consistent herewith, shall be final and binding upon the Grantee and all other persons.

18.         Entire Agreement. This Agreement, together with the terms of the Plan as if the RSUs had been granted under the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

19.         Amendment. This Agreement may be amended consistent with the terms of the Plan, but except as provided in the Plan no such amendment shall adversely affect the Grantee’s rights under the Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan with respect to awards granted under the Plan.

20.         Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

21.         Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

22.         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23.         Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

24.        Tax Consequences. Payments made pursuant hereto shall be subject to all required tax withholding obligations.

25.        Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all the terms and provisions of this Agreement and acknowledges and agrees that the terms of the Plan shall apply to the RSUs as if the RSUs had been granted under the Plan; provided, however, this Agreement shall control with respect to such matters expressly addressed herein. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

26.        Restrictive Covenants. In consideration of receiving the RSUs hereunder, and as a term and condition of the Grantee’s employment with the Company, the Grantee acknowledges and agrees to adhere to, and be bound by, the restrictive covenants set forth in the Employment Letter Agreement. The Grantee hereby further acknowledges that the Grantee’s job responsibilities give the Grantee access to confidential and proprietary information belonging to the Company and/or its subsidiaries, and that this and other confidential information to which the Grantee has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or its subsidiaries in any of the markets in which the Company or its subsidiaries maintains schools, provides on-line education classes or otherwise conducts business. The Grantee further acknowledges that the restrictive covenants set forth in the Employment Letter Agreement will not cause the Grantee undue hardship and are reasonable and necessary to protect the Company’s and/or its subsidiaries’ legitimate business interests. Furthermore, it is the intention of the Grantee and the Company that in the event any of the restrictive covenants set forth in the Employment Letter Agreement are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Grantee and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ interests.

27.        Clawback Policy. By accepting the grant of RSUs pursuant to this Agreement, the Grantee hereby acknowledges that the Board has adopted a policy pursuant to which the Grantee may be required to repay amounts otherwise paid pursuant to this Agreement to the extent (a) such amounts were predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission; (b) the Board determines the Grantee engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and (c) a lower payment would have been made to the Grantee based upon the restated financial results (collectively, the “Policy”). By accepting the grant of RSUs pursuant to this Agreement, the Grantee hereby agrees to be bound by the Policy and to repay amounts that Grantee may be required to be repay thereunder.

28.        Condition to Accept Agreement. This Agreement will be null and void unless the Grantee indicates his acceptance of the award of the RSUs provided for hereunder by signing, dating and returning this Agreement to the Company on or before April     , 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION
By:

Name:

Title:

ACCEPTANCE (OR REJECTION) OF AWARD BY GRANTEE

The undersigned, the Grantee, hereby:         (select one of the options below)

ACCEPTS the award of RSUs as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the terms of the Plan as if the RSUs had been granted under the Plan.

REJECTS the award of RSUs contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this award has no impact on any other award of options, restricted stock or restricted stock units you have previously received, including any restrictive covenants you are subject to pursuant to the agreement(s) governing your previous awards.

Date:
(Signature of Grantee)

Print Name:

Please sign and return your signed copy of this Cash-Settled Restricted Stock Unit Agreement by April     , 2013, to                                              . Failure to do so will result in forfeiture of the award. Please retain a copy of this signed Cash-Settled Restricted Stock Unit Agreement for your records.